FEE WAIVER AGREEMENT

PIMCO Equity Series

650 Newport Center Drive

Newport Beach, California 92660

November 1, 2021

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re:        PIMCO Dividend and Income Fund (the “Fund”)

Dear Sirs:

This will confirm the agreement between PIMCO Equity Series (the “Trust”) on behalf of the Fund and Pacific Investment Management Company LLC (“PIMCO”), as follows:

1.        The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to each Class of the Fund, a series of the Trust.

2.        The Trust, for and on behalf of the Fund and in accordance with the Fund’s investment objectives and restrictions, as specified in the Fund’s prospectus, may invest a portion of the Fund’s assets in certain other series of the Trust (the “Underlying PIMCO Equity Funds”), series of PIMCO ETF Trust (the “Underlying PIMCO ETFs”), and series of PIMCO Funds (the “Underlying PIMCO Funds,” together with the Underlying PIMCO Equity Funds and the Underlying PIMCO ETFs, the “Underlying Funds”).

3.        Pursuant to an Investment Advisory Contract dated March 30, 2010, as supplemented from time to time (the “Investment Advisory Contract”), between the Trust and PIMCO, the Trust has retained PIMCO to provide the Trust with investment advisory services. Pursuant to the Investment Advisory Contract, the Fund pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (the “Advisory Fee”).

4.        Pursuant to the Second Amended and Restated Supervision and Administration Agreement dated February 29, 2012, as supplemented from time to time (the “Supervision and Administration Agreement”), between the Trust and PIMCO, which amends and restates the Amended and Restated Supervision and Administration Agreement dated November 9, 2010, between the same parties, the Trust has retained PIMCO to provide or procure supervisory and administrative and other services to the Trust and its shareholders. Pursuant to the Supervision and Administration Agreement, the Fund pays to PIMCO a monthly supervisory and administrative fee at the annual rates in respect of one or more Classes of the Fund specified in the Supervision and Administration Agreement (the “Supervisory and Administrative Fee”).

5.        Pursuant to the Investment Advisory Contract, each Underlying PIMCO Equity Fund pays to PIMCO a separate advisory fee for investment advisory services provided by

PIMCO. Pursuant to the Supervision and Administration Agreement, each Underlying PIMCO Equity Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Fund and its shareholders. Pursuant to an Investment Management Agreement dated April 24, 2009, as supplemented from time to time (the “Management Agreement”), each Underlying PIMCO ETF pays to PIMCO a separate management fee for investment advisory services and supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO ETF and its shareholders. Pursuant to an Amended and Restated Investment Advisory Contract, dated February 23, 2009, as supplemented from time to time (the “PIMCO Funds Investment Advisory Contract”), each Underlying PIMCO Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Third Amended and Restated Supervision and Administration Agreement, dated August 25, 2021, as supplemented from time to time (the “PIMCO Funds Supervision and Administration Agreement”), which amends and restates the Second Amended and Restated Supervision and Administration Agreement dated April 1, 2012 between the same parties, each Underlying PIMCO Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Fund and its shareholders. The advisory fees and supervisory and administrative fees paid by the Underlying PIMCO Funds and the Underlying PIMCO Equity Funds and the management fees paid by the Underlying PIMCO ETFs are collectively referred to herein as “Underlying Fund Fees.”

6.        The Fund indirectly pays its proportionate share of the Underlying Fund Fees charged by PIMCO to the Underlying Funds in which the Fund invests.

7.        In consideration of the Underlying Fund Fees indirectly paid by the Fund, each day PIMCO agrees to waive irrevocably all or any portion of: (i) first, the Advisory Fee that would otherwise be paid by the Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level; and (ii) second, to the extent necessary, the Supervisory and Administrative Fee that would otherwise be paid by the Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of fees waived with respect to the previous fiscal year equal the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level during the previous fiscal year. In no event will PIMCO be required to waive fees or reimburse the Fund for any amount in excess of accrued aggregate Fund Advisory Fees and Supervisory and Administrative Fees attributable to any day.

8.        This Agreement shall become effective on November 1, 2021, shall have an initial term through October 31, 2022, and shall apply for each twelve month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of the Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory Contract or the Supervision and Administration Agreement, each with respect to the Fund, or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

9.         Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

10.       Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, Supervisory and Administrative Fee or Underlying Fund Fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, PIMCO Funds Investment Advisory Contract and PIMCO Funds Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, PIMCO Funds Investment Advisory Contract, PIMCO Funds Supervision and Administration Agreement or the 1940 Act.

11.       If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12.         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Fund.

13.       This Agreement constitutes the entire agreement between the Trust on behalf of the Fund and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

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If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Equity Series

By:

Name:

Title:

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Name:

Title:

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